Exhibit 99.1

Seneca Foods Reports Earnings of $5.3 Million or $0.43 per Diluted Share for Fiscal First Quarter 2011

Marion, NY, August 4, 2010 -- Seneca Foods Corporation (the “Company”)  (NASDAQ: SENEA, SENEB) reported net earnings for the fiscal first quarter ended July 3, 2010 of $5.3 million, or $0.43 per diluted share, compared to $11.1 million or $0.91 per diluted share in the prior year.  Net sales for the quarter ended July 3, 2010 decreased from last year by $10.6 million, or 4.6%, to $219.9 million.  The decrease in sales is attributable to decreased selling prices and a less favorable sales mix of $35.4 million partially offset by an increase in sales volume of $24.8 million. Pre-tax results for the fiscal quarter ended July 3, 2010 included a $0.1 million gain on the sale of unused equipment.

“The first quarter results reflect the continuing inventory overhang in the market from last year’s bumper crops which has required us to substantially increase our promotional activity” said Kraig H. Kayser, President and CEO.

Earnings Conference Call and Webcast
The Company will host a conference call to discuss first quarter fiscal year 2011 financial results tomorrow at 8:00 AM EDT.  The conference call can be accessed live over the phone by dialing (866) 253-6505 (conference ID 1473014). If you are unable to listen to the live conference call, a replay will be available on Thursday, August 5, 2010, please visit www.senecafoods.com and click on "Company Profile" and then "Investor Information". This replay will be available for two weeks.

About Seneca Foods Corporation
Seneca Foods is one of the country’s largest processors of canned fruits and vegetables with manufacturing facilities located throughout the United States. Its products are sold under the Libby’s, Aunt Nellie’s Farm Kitchen, Stokely’s, READ, and Seneca labels as well as through the private label and industrial markets. In addition, under an alliance with General Mills Operations, LLC, a successor to the Pillsbury Company and a subsidiary of General Mills, Inc., Seneca produces canned and frozen vegetables, which are sold by General Mills Operations, LLC under the Green Giant label. Seneca’s common stock is traded on the Nasdaq Global Stock Market under the symbols “SENEA” and “SENEB”.

Non-GAAP Financial Measures—Net Earnings Excluding LIFO Impact, EBITDA and FIFO EBITDA
Net earnings excluding LIFO, EBITDA and FIFO EBITDA are non-GAAP financial measures. The Company believes these non-GAAP financial measures provide a basis for comparison to companies that do not use LIFO and to periods prior to 2008 when the Company did not use LIFO and enhances the understanding of the company’s operating performance.  The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Set forth below is a reconciliation of reported net earnings and reported diluted earnings per share to net earnings excluding LIFO and diluted earnings per share excluding LIFO.

	Quarter Ended
	July 3, 2010		June 27, 2009
	Income	Diluted	Income	Diluted
	(in millions)	EPS	(in millions)	EPS

Net earnings, as reported:	$5.3	$0.43	$11.1	$0.91

LIFO (credit) charge, after tax at statutory federal rate	$(2.7)	$(0.22)	$3.0	$0.24

Net earnings, excluding LIFO impact	$2.6	$0.21	$14.1	$1.15

Diluted weighted average common shares outstanding (in thousands)		11,120		7,653

Set forth below is a reconciliation of reported net earnings to EBITDA and FIFO EBITDA (earnings before interest, income taxes, depreciation, amortization, non-cash charges and credits related to the LIFO inventory valuation method). The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.
	Quarter Ended
EBITDA and FIFO EBITDA:	July 3, 2010	June 27, 2009
	(In thousands)
Net earnings	$5,275	$11,086
Interest expense, net of interest income	1,936	2,637
Income taxes	2,910	5,434
Depreciation and amortization	5,547	5,401
Interest amortization	(122)	(155)
EBITDA	15,546	24,403
LIFO (credit) charge	(4,132)	4,701
FIFO EBITDA	$11,414	$29,104

Forward-Looking Information
The information contained in this release contains, or may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements appear in a number of places in this release and include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions) with respect to various matters.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Investors are cautioned not to place undue reliance on such statements, which speak only as of the date the statements were made.  Among the factors that could cause actual results to differ materially are:

•	general economic and business conditions;
•	cost and availability of commodities and other raw materials such as vegetables, steel and packaging materials;
•	transportation costs;
•	climate and weather affecting growing conditions and crop yields;
•	leverage and the Company’s ability to service and reduce its debt;
•	foreign currency exchange and interest rate fluctuations;
•	effectiveness of the Company’s marketing and trade promotion programs;
•	changing consumer preferences;
•	competition;
•	product liability claims;
•	the loss of significant customers or a substantial reduction in orders from these customers;
•	changes in, or the failure or inability to comply with, United States, foreign and local governmental regulations, including environmental and health and safety regulations; and
•	other risks detailed from time to time in the reports filed by the Company with the SEC.

Except for ongoing obligations to disclose material information as required by the federal securities laws, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of the filing of this report or to reflect the occurrence of unanticipated events.

Contact:
Roland E. Breunig, Chief Financial Officer
608-757-6000

ICR, Inc.
Don Duffy
203-682-8200

Seneca Foods Corporation
Unaudited Condensed Consolidated Statements of Net Earnings

For the Periods Ended July 3, 2010 and June 27, 2009
(In thousands of dollars, except share data)

	Quarter
	2010	2009

Net sales	$219,942	$230,528

Other operating income, net (note 2)	$(76)	$-

Operating income (note 1)	$10,121	$19,157
Interest expense, net	1,936	2,637
Earnings before income taxes	$8,185	$16,520

Income taxes expense	2,910	5,434

Net earnings	$5,275	$11,086

Earnings applicable to common stock (note 3)	$4,792	$6,920

Basic earnings per share	$0.43	$0.91

Diluted earnings per share	$0.43	$0.91

Weighted average shares outstanding basic	11,048,931	7,583,843

Weighted average shares outstanding diluted	11,119,610	7,652,632

Note 1: The effect of the LIFO inventory valuation method on first quarter pre-tax results was to increase operating earnings by $4,132,000 for the three month period ended July 3, 2010 and reduce operating earnings by $4,701,000, for the three month period ended June 27, 2009.
Note 2: Other income for the current year period of $76,000 principally represents a net gain on the sale of unused fixed assets.
Note 3: The Company uses the "two-class" method for basic earnings per share by dividing the earnings allocated to common shareholders by the weighted average of common shares outstanding during the period. The diluted earnings per share includes the effect of convertible shares for the each period presented. Average common and participating shares totaled 12,150,982 as of
July 3, 2010.

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